Exhibit (a)(1)(I)

Form of Email Notice Regarding Rejection of Options for Exchange

Subject Line

Notice regarding your Option Exchange submission

Body

Hello [First Name],

Thank you for your submission of the Election Form pursuant to the Tender Offer Statement on Schedule TO and the exhibits thereto including the Offer to Exchange filed by Getty Images Holdings, Inc. (“Getty Images”) with the U.S. Securities and Exchange Commission on March 2, 2026 (the “Offer Documents”).

We’re writing about your Election Form submitted on [timestamp]. Unfortunately, Getty Images was unable to accept your election for the following reason(s):

•        [Not eligible grant/incomplete or unsigned form/submitted after Expiration Time/jurisdictional restriction].

Accordingly, such options will remain outstanding and subject to their current terms and conditions.

For any Eligible Options that you elected to tender on the Election Form that are not identified above, your election remains effective unless withdrawn. If you believe this notice is in error, contact compensation.administrator@gettyimages.com immediately.

This correspondence summarizes status only; please refer to the Offer to Exchange for full terms.

The Global Compensation Team